Exhibit 10.14

                                CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, ("Agreement") is entered into this 15th day of October, 1997, by and among DAKOTA GROWERS PASTA COMPANY, a North Dakota cooperative association, Carrington, North Dakota ("DGPC"), and Peninsula Trading Company, Inc., a California corporation, 719 Yarmouth Road, Suite 203, Palos Verdes Estates, California 90274 ("Peninsula") and acknowledged by its shareholders Barry Colvin, Jon Arnett, Bob Arnett, Ronald Parker and Michael Mulcahy, all residents of California, (referred herein collectively as "Peninsula shareholders") and is subject to the following terms and conditions:

     1. APPOINTMENT OF PENINSULA; ACCEPTANCE. DGPC appoints Peninsula, and Peninsula accepts such appointment, as a consultant for DGPC in DGPC's dry pasta and pasta sauce business with Costco, whereby Peninsula will perform such services as may be requested by DGPC under the terms and conditions of this Agreement during the term of this Agreement.

     2. REPRESENTATIONS AND WARRANTIES. Peninsula represents and warrants that (a) the shareholders of Peninsula are Barry Colvin, Jon Arnett, Bob Arnett, Ronald Parker and Michael Mulcahy; (b) Peninsula is a California corporation validly existing and in good standing under the laws of the State of California; (c) that the above named shareholders comprise all of the shareholders of Peninsula; (d) the execution and performance of Peninsula's obligations under the Agreement will not violate any agreement, instrument or organizational documents of Peninsula; (e) it has no knowledge of any proposed termination of Peninsula's account with Costco and it has no reason to believe that Costco would terminate the account merely because of its transfer from Peninsula to DGPC; and (f) Peninsula will not take any action that is contrary or detrimental to Peninsula's performance hereunder, or in anyway adversely affects the DGPC - Costco business relationship; (g) the services to be performed under this Agreement will be performed by certain of the shareholders of Peninsula. The shareholders agree to use their best efforts in performing the duties required of Peninsula hereunder.

     3.   FUNCTIONS AND DUTIES OF CONSULTANT.

     3.1 Peninsula shall work diligently and use its best efforts as DGPC's consultant for the sales and promotion of all DGPC dry pasta products and Zia Briosa -TM- pasta sauce to Costco as requested by DGPC. In performing such tasks as requested by DGPC, Peninsula agrees (a) to comply with all DGPC policies and procedures; (b) to exercise reasonable concern for the financial welfare of DGPC; (c) to introduce DGPC employees to the appropriate pasta purchasing personnel for Costco or its agents and to facilitate the creation and maintenance of a good business relationship by and between those individuals and the respective companies; (d) to periodically review with DGPC its relationship with Costco, and to take whatever reasonable steps are requested by DGPC to maintain and strengthen that relationship; (e) Peninsula will not take any action or make any contract with Costco, Costco personnel, or brokers associated with Costco regarding any dry pasta products or Zia Briosa -TM- pasta sauce without prior approval of DGPC.

    3.2 Peninsula shall have no authority to delegate its obligations hereunder to other entities or individuals.

    3.3 Peninsula agrees it will not act as a broker, agent or consultant in connection with the promotion or sale of any dry pasta products for any pasta manufacturer other than DGPC, or act as broker, agent or consultant in connection with the promotion of any Zia Briosa -TM- pasta sauce products, for five (5) years following the date of this Agreement.

    4. TERMS OF SALE. Prices, terms and conditions of sales shall be determined solely by DGPC and may be changed from time to time. All orders, returns and credits are subject to DGPC's approval. Costco's payments shall be made directly to DGPC.

    5. CONSULTING FEE. Upon execution of this Agreement, DGPC shall pay to Peninsula $1,300,000.00 in exchange for Peninsula's development and fostering of a direct business relationship between Costco and DGPC without Peninsula's further involvement as an intermediary-reseller of dry pasta products and Zia Briosa -TM- pasta sauce products. Peninsula shall also be entitled to a consulting fee of $54,167.00 per month for each month DGPC continues its business relationship with Costco after execution of this Agreement, up to maximum additional payment of $975,000.00. If DGPC decides to discontinue its business relationship with Costco, Peninsula shall be entitled to the unpaid portion of the $975,000 maximum additional payment. All consulting fees shall be paid no later than ten (1) days following the close of each month's accounting period.

     6. PENINSULA'S LEGAL STATUS AND AUTHORITY. Peninsula will act as DGPC's consultant in connection with DGPC in the sale and marketing of DGPC's dry pasta products and Zia Briosa -TM- pasta sauce to Costco. Peninsula shall only perform such duties as requested by DGPC. It is agreed that Peninsula is an independent contractor and not a DGPC employee. Peninsula shall have no right or power to obligate DGPC in any way or manner, nor represent that it has any right to do so. Peninsula agrees that it is solely responsible for all of the expenses of operating its business, including the entertainment expenses incurred to nurture the business relationships between DGPC and Costco management, and for the payment and collection of all taxes and levies of any and all kinds in connection with Peninsula's business. Expenses incurred for services or acts requested of Peninsula by Costco in order to properly supply and service Costco's purchasing needs shall be considered a selling expense of DGPC.

    7. OBLIGATIONS PRIOR TO AGREEMENT. Peninsula agrees that it is solely responsible for all obligations incurred or committed to by Peninsula prior to the date of this Agreement. Peninsula further guarantees that the settlement of these obligations will not affect its ability to perform under the Agreement, nor impact DGPC's business relationship with Costco.

    8. SURRENDER OF RIGHTS AND CLAIMS. Peninsula agrees to surrender all rights and claims related to past and future sales of any DGPC dry pasta products and Zia Briosa -TM- pasta sauce to Costco, or any other customer, including but not limited to, any agent, distributor or chain operator, domestic or foreign, except as expressly approved by DGPC. Peninsula acknowledges that as of the date of this Agreement it does not have any claim against DGPC arising from the parties' previous business relationship.

    9. TERM. This Agreement shall continue until terminated under any of the following conditions:

    a.  Attainment of maximum consulting fee payment;

    b. Either party may immediately terminate this Agreement upon written notice to the other in the event that such other party breaches any material provision of this Agreement;

     c. DGPC may immediately terminate this Agreement upon written notice if it determines, in its sole judgement, that any action of Peninsula is unlawful or destructive to DGPC's public image or business;

     d. DGPC may immediately terminate this Agreement upon written notice in the event of Peninsula's bankruptcy, insolvency, change of ownership, death or disability of Peninsula's principal owners or any other condition which may affect the ability of Peninsula to perform its duties under this Agreement.

     10. OBLIGATIONS UPON TERMINATION. Upon termination of this Agreement, Peninsula shall immediately cease any and all activities with respect to the sale of DGPC's dry pasta products and Zia Briosa -TM- pasta sauce products sold to Costco, and shall cease using any information or material regarding DGPC for any purpose whatsoever. Peninsula is entitled to all earned consulting fees through the date of termination. Peninsula agrees to return to DGPC all records and materials relating to its duties and performance under this Agreement, as DGPC may request.

     11. NOTICE. Any written notice given hereunder by either party shall be delivered or sent by certified or registered mail, postage prepaid, addressed as follows:

If to DGPC:  Dakota Growers Pasta Company

ATTN: Tim Dodd
One Pasta Avenue
P.O. Box 21
Carrington, ND 58421

If to Peninsula:

Mr. Barry Colvin
Peninsula Trading Company, Inc.
P.O. Box 4199
Palos Verdes Estates, CA 90274-9570

     12. GOVERNING LAW; VENUE. It is mutually agreed that this Agreement shall be conclusively deemed to have been executed under and pursuant to the laws of the state of North Dakota and that the laws of said State, and only said State, shall be applied hereunder, and that any causes of action between the parties hereto shall only have jurisdiction and venue in the courts of the state of North Dakota, in and for the County of Foster.

     13. NO ASSIGNMENT. Peninsula may not assign this Agreement in whole or in part without DGPC's prior written consent.

     14.  MISCELLANEOUS.

     14.1 EQUAL BARGAINING POSITION. The parties acknowledge that each is a sophisticated business or business person and is fully capable of understanding the terms of the Agreement. Each party has had the opportunity to seek such business and legal advise as deemed appropriate. Each party has entered into this Agreement voluntarily and freely.

     14.2 MODIFICATION. No change or modification of this Agreement shall be Binding upon the parties hereto, unless it shall be in writing and signed by Both parties.

     14.3 ENTIRE AGREEMENT. This Agreement constitute the entire Agreement between the parties hereto and supersedes all prior and contemporaneous negotiations, understandings, Agreements, inducements, and conditions of any nature whatsoever with respect to the subject matter hereof.

     14.4 PROVISIONS SEVERABLE. If any provision of this Agreement shall be or shall become illegal or unenforceable, in whole or in part for any reason, the remaining provisions hereof shall nevertheless be deemed valid, binding and subsisting.

     14.5 TITLES NOT TO AFFECT INTERPRETATION. The titles of the sections and subsections in this Agreement are inserted for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

     14.6 BINDING EFFECT. This Agreement is entered into freely and voluntarily between the parties, and it shall be binding upon and inure to the benefit of the parties hereto, as well as their respective heirs, personal representatives, successors and assigns.

     14.7 INDULGENCES NOT WAIVERS. No indulgences extended by either party to the other party shall be construed as a waiver of any breach on the part of such other party, nor shall any waiver of one breach be construed as a waiver of any rights or remedies with respect to any subsequent breach.

IN WITNESS WHEREOF, the parties hereto have set their hands on the day and year first above written.

DAKOTA GROWERS PASTA COMPANY

By /s/ Tim Dodd

Its President


PENINSULA TRADING COMPANY

By /s/ Barry Colvin

Its President